Exhibit 10.56
AGREEMENT TO PURCHASE GAMMA KNIFE PERFEXION UNIT
          This AGREEMENT TO PURCHASE GAMMA KNIFE PERFEXION UNIT (this “Agreement”) is dated effective as of the 7th day of May, 2007, and is entered into between GK FINANCING, LLC, a California limited liability company (“GKF”), and The Regents of the University of California, a California corporation (“University”), with reference to the following facts:
RECITALS
          A. Reference is made to a certain Lease Agreement for a Gamma Knife Unit (the “Original Lease”) which was dated July 6, 1990, but which first became effective on September 17, 1991, between University and American Shared Hospital Services, a California corporation (“ASHS”).
          B. Concurrently with the execution of this Agreement, the Original Lease is being further amended pursuant to a certain Amendment Number Five to Lease Agreement for a Gamma Knife Unit, between University and GKF (the “Fifth Amendment”). The Original Lease, as amended by the Fifth Amendment and all other prior amendments, is referred to herein as the “Lease.”
          C. Pursuant to the Fifth Amendment, the existing Leksell Gamma Knife, Model 4C (the “Model 4C”) that is currently being leased by GKF to University pursuant to the Lease will be replaced with a Leksell Gamma Knife Perfexion unit. GKF intends to trade-in the Model 4C to Elekta, Inc. (“Elekta”) to acquire the Leksell Gamma Knife Perfexion unit (the “Perfexion”) as described in the Purchase Agreement (USBU00001787) between GKF and Elekta (the “Elekta Purchase Agreement”). Concurrently, the Perfexion will be purchased by University from GKF pursuant to the terms of this Agreement.
          NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby amend the Lease as follows:
1.	Purchase and Sale of the Perfexion.
a.	Purchase and Sale. Effective upon the payment in full to GKF of the “Purchase Price” and all “Taxes” (as defined below) pertaining to the Perfexion, or within five (5) days following the transfer of free and clear title to GKF by Elekta of the Perfexion, whichever occurs later (the “Transfer Date”), GKF shall sell, assign, transfer and convey to University, and University shall purchase and acquire the Perfexion from GKF, free and clear of all liens, encumbrances and adverse claims. On the Transfer Date, GKF shall deliver to University a duly executed bill of sale in substantially the form set forth on Exhibit “A” attached hereto.

b.	Purchase Price. The purchase price (the “Purchase Price”) for the Perfexion shall be * , plus all Taxes. The Purchase Price shall be paid by University as follows:

i.	* shall be paid by University to GKF upon the issuance of University’s purchase order.

ii.	* shall be paid by University to GKF not later than five (5) days prior to the expected date on which the Perfexion is shipped by Elekta or its affiliate, which shipment date is presently anticipated to be on or about April 30, 2007.

iii.	The balance of the Purchase Price shall be paid by University to GKF upon the successful completion of the “Installation Test Protocol” (as defined in the Elekta Purchase Agreement) pertaining to the Perfexion (presently anticipated to be in the summer or fall of 2007).
c.	Taxes and Import Fees. University shall be responsible for (i) any sales and use taxes levied by any state or political subdivision thereof which may become due and owing by reason of the sale of the Perfexion hereunder, (ii) all customs and other charges with respect to the importation of the Perfexion (including the Cobalt Supply) or any component thereof into the United States (collectively, “Taxes”).

d.	LGK Agreement. On or before March 30, 2007, University shall enter into a LGK Agreement with Elekta (previously submitted to University under separate cover) to secure an installation date for the Perfexion in the summer or fall of 2007.

e.	Installation and Removal Costs. University shall be responsible for all insurance, rigging and positioning, and site preparation and modifications pertaining to the installation of the Perfexion and the de-installation and removal of the Model 4C. Pursuant to the Elekta Purchase Agreement, Elekta, and not GKF, shall be responsible for de-installing the cobalt supply from the Model 4C, removing the Model 4C, and installing new cobalt supply into the Perfexion, all at Elekta’s cost, but excluding rigging and positioning, and site preparation and modifications related to the Cobalt-60 loader which will be the responsibility of University. GKF shall have no liability with respect to any actions, errors or omissions on the part of Elekta and/or University, and GKF makes no representations, warranties or guarantees concerning delivery of the Perfexion to the Site or the actual date thereof..

f.	Licenses and Permits. University shall obtain in a timely fashion all licenses, permits, approvals and authorizations for a summer/fall 2007 installation date in connection with the installation, charging, testing and use of the Perfexion, and the unloading of the cobalt supply from the Model 4C (the “Permits”).

g.	Assignment of Elekta Purchase Agreement. Pursuant to the terms of a certain Assignment and Novation Agreement to be executed by the parties in the form attached hereto as Exhibit “B”, GKF shall assign to University, and University shall accept and assume, all of GKF’s rights, duties and obligations under the

Elekta Purchase Agreement, including, without limitation, any and all warranties and the Repair and Service Agreement pertaining to the Perfexion, but excluding the purchase price set forth in the Elekta Purchase Agreement.

h.	Trade-in of Model 4C. Title to the Model 4C shall be retained solely by GKF, but will be traded-in by GKF to Elekta for the Perfexion. The Purchase Price for the Perfexion as set forth above reflects the discounted price based on the trade-in value of the Model 4C.

i.	Risk of Loss. From and after the first delivery of the Perfexion to University’s designated delivery site, the risk of loss or destruction of or damage to the Perfexion and any portion thereof from any cause whatsoever shall be borne by University.

j.	No Warranties by GKF. University warrants that it shall have (a) thoroughly inspected the Perfexion, (b) determined that the Perfexion is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Perfexion is suitable for University’s intended purposes and is good working order, condition and repair. GKF SUPPLIES THE PERFEXION UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE PERFEXION OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE PERFEXION’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE, AND ALL WARRANTIES, EXPRESS OR IMPLIED, ARE EXCLUDED FROM THIS TRANSACTION AND SHALL NOT APPLY TO THE GOODS SOLD. GKF SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL AND/OR CONSEQUENTIAL LOSSES OR DAMAGES SUFFERED BY UNIVERSITY OR BY ANY OTHER PERSON, AND UNIVERSITY EXPRESSLY WAIVES ANY RIGHT TO HOLD GKF LIABLE HEREUNDER FOR, ANY CLAIMS, DEMANDS AND LIABILITIES ARISING OUT OF OR IN CONNECTION WITH THE DESIGN, MANUFACTURE, POSSESSION OR OPERATION OF THE PERFEXION, INCLUDING INJURY TO PERSONS OR PROPERTY RESULTING FROM THE FAILURE OF, DEFECTIVE OR FAULTY DESIGN, OPERATION, CONDITION, SUITABILITY OR USE OF THE PERFEXION. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY LAW, THE DISCLAIMERS CONTAINED HEREIN ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW, RULE OR ORDER. As between GKF and University, University shall bear all risks with respect to the foregoing. All warranty or other similar claims with respect to the Perfexion shall be made by University solely and exclusively against any the manufacturers, suppliers or other third parties, but shall in no event be asserted against GKF. In this regard, University shall have the non-exclusive right, at University sole cost and expense, to enforce all warranties, agreements or representations, if any, which may have been made by the manufacturers, suppliers or other third parties regarding the Perfexion to GKF or University. GKF shall not be responsible for the delivery, installation or operation of the Perfexion or for any delay or inadequacy of any or all of the foregoing.
2.	Conditions Precedent. The effectiveness of this Agreement is subject to all of the following conditions:
a.	The Fifth Amendment shall have been executed by University and GKF.

b.	University shall not be in breach of the Lease, and no act or omission shall have occurred which, with the giving of notice and/or the passage of time, would constitute such a breach under the Lease.

c.	At all times prior to the Equipment Transition Date (as defined in the Fifth Amendment), procedures will continue to be scheduled on the Model 4C in the ordinary course of business.
3.	Miscellaneous.
a.	Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Agreement.

b.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. University shall not assign this Agreement or any of its rights hereunder without the prior written consent of GKF. An assignment or sublease shall not relieve University of any liability for performance of this Agreement. Any purported assignment made without GKF’s prior written consent shall be null, void and of no force or effect.

c.	Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

d.	Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

e.	Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, the non prevailing party or parties to such action, arbitration or proceedings shall pay to the prevailing party or parties all costs and expenses, including reasonable attorneys’ fees, incurred in the defense or prosecution thereof by the prevailing party or parties. The party which is a “prevailing party” shall be determined by the arbitrator(s) or judge(s) hearing the matter and shall be the party who is entitled to recover his, her or its costs of suit, whether or not the matter proceeds to a final judgment, decree or determination. A party not entitled to recover his, her or its costs of suit shall not recover attorneys’ fees. If a prevailing party or parties shall recover a decision, decree or judgment in any action, arbitration or proceeding, the costs and expenses awarded to such party may be included in and as part of such decision, decree or judgment.

f.	Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

g.	Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of California applicable to agreements made and to be performed in that State.

h.	Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

i.	Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

j.	Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

GKF:		University:

GK FINANCING, LLC		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Ernest A. Bates, M.D. Ernest A. Bates, M.D.	By:	/s/ Ken Jones Ken Jones
	Policy Committee Member		Chief Financial Officer

Exhibit “B”
ASSIGNMENT AND NOVATION AGREEMENT

ASSIGNMENT AND NOVATION AGREEMENT
This agreement is entered into on the 9th day of May 2007 by and between Elekta, Inc., 4775 Peachtree Industrial Boulevard, Building 300, Suite 300, Norcross, Georgia 30092, (hereinafter referred to as ”Elekta”), GK Financing, LLC, 4 Embarcadero Center, suite 2370, San Fransisco, CA 94111-5994 (hereinafter referred to as ”GKF”) and The Regents of the University of California, a California corporation, 500 Parnassus Avenue, San Francisco, CA 94143 (hereinafter referred to as ”UCSF”)
WITNESSETH
WHEREAS Elekta and GKF have entered into Purchase Agreement USBU00001787 for the purchase of one Leksell Gamma Knife Perfexion unit (the ”Perfexion”) for delivery to UCSF. Such Purchase Agreement, together with all exhibits, including the Repair Service Agreement is hereinafter referred to as the ”Elekta Purchase Agreement.”
WHEREAS UCSF and GKF have entered into a certain Agreement To Purchase Gamma Knife Perfexion Unit (the ”UCSF Purchase Agreement”) pursuant to which UCSF will purchase the Perfexion from GKF.
WHEREAS the parties have agreed that, on the ”Effective Date” (as defined below), (i) all of the rights and obligations of GKF under the Elekta Purchase Agreement (but excluding the purchase price set forth in the Elekta Purchase Agreement) shall be assigned from GKF to UCSF, and (ii) GKF shall be discharged and released from the performance of all of its obligations set forth in the Elekta Purchase Agreement.
WHEREAS Clause 8.1 of the Elekta Purchase Agreement provides that no such assignment can take place without the prior written consent of Elekta,
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, and in order to affect and confirm agreement with such an assignment and novation, the Parties have agreed as follows.

1.	Assignment. Effective as of the ”Effective Date,” GKF hereby transfers and assigns all outstanding its rights and obligation under the Elekta Purchase Agreement (but excluding the purchase price set forth in the Elekta Purchase Agreement), and UCSF hereby accepts this transfer and assumes all such outstanding rights and obligations under the Elekta Purchase Agreement. Effective as of the ”Effective Date,” GKF shall be released from all rights, duties and obligations with respect to the Elekta Purchase Agreement, and UCSF agrees to reimburse GKF for and hold GKF harmless against any obligation to perform any of the assigned duties and obligations under the Elekta Purchase Agreement. As used herein, the ”Effective Date” shall mean the date on which Elekta receives the final payment due under the Elekta Purchase Agreement from GKF. The parties acknowledge that transfer of title to GKF will take place as per the Elekta Purchase Agreement.

2.	Novation. Elekta, GKF and UCSF each hereby agrees that, effective as of the Effective Date, this Agreement shall constitute a novation of the obligations of GKF under the Elekta Purchase Agreement, and any and all of the rights, duties and obligations of GKF under the Elekta Purchase Agreement shall be automatically extinguished.

3.	Consent to assignment. With reference to Section 8.1 of the Elekta Purchase Agreement, Elekta hereby gives its prior, written consent to the transfer as per Section 1 above.

4.	Effect of Amendment. Except as explicitly set forth in this Amendment, and subsequent to the execution hereof, the terms of the Elekta Purchase Agreement shall remain in full force and effect between Elekta and UCSF.

          IN WITNESS WHEREOF, the duly authorized representative of the parties hereto have set their hands and seals, the day and year first above written.

GK FINANCING, LLC		ELEKTA, INC.

By: Name:	/s/ Ernest A. Bates, M.D. Ernest A. Bates, M.D.	By: Name:	/s/ Anthony DeCarolis Anthony DeCarolis
Title:	President and CEO	Title:	President and CEO
Date:	5/9/07	Date:	4/30/07

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Ken Jones

Name:	Ken Jones
Title:	CFO
Date:	5/7/07